Exhibit 3.1

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CERTIFICATE OF AMENDMENT

FOR

6.00% NON-CUMULATIVE PERPETUAL CONVERTIBLE SENIOR PREFERRED STOCK,

SERIES B

(Pursuant to Section 14A:7-2(2) and (4) of the New Jersey Business Corporation Act)

Pursuant to the provisions of N.J.S.A. 14A:7-2(2) and (4), the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is Peapack-Gladstone Financial Corporation, a corporation organized and existing under the laws of the State of New Jersey (hereinafter called the “Corporation”).

2. The following amendment to the Certificate of Incorporation, as amended (the “Certificate”), was approved by the Corporation’s Board of Directors (the “Board”) as required by Section 14A:7-2 of the New Jersey Business Corporation Act by unanimous written consent in lieu of a meeting dated March 23, 2026.

3. The Board, in accordance with the Certificate, and the Amended and Restated By-Laws of the Corporation (the “By-laws”), and applicable law, by said unanimous written consent dated March 23, 2026, duly adopted the following resolution authorizing the issuance and sale by the Corporation of up to $50 million in aggregate liquidation preference of shares of the Corporation’s preferred stock, no par value per share (“Preferred Stock”), and created a series of 6.00 Non-Cumulative Perpetual Convertible Senior Preferred Stock, Series B, of the Corporation designated as “6.00% Non-Cumulative Perpetual Convertible Senior Preferred Stock, Series B” on the terms set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that in accordance with N.J.S.A. 14A:7-2(4) and Article III of the Certificate, the Board hereby establishes the terms of the 6.00% Non-Cumulative Perpetual Convertible Senior Preferred Stock, Series B, no par value per share, and fixes and determines the authorized number of shares of the series, the dividend rate of shares of the series, the designations, and certain other powers, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, with the Certificate hereby amended to add such terms to the end of Article III, following Article III(C), of the Certificate as follows:

(D) 6.00% Non-Cumulative Perpetual Convertible Senior Preferred Stock, Series B. A series of preferred stock of the Corporation is created out of the authorized and unissued shares of preferred stock of the Corporation, and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, are as follows:

1

(a) Designation and Number of Shares. The shares of such series shall be designated as the “6.00% Non-Cumulative Perpetual Convertible Senior Preferred Stock, Series B” (the “Series B Preferred Stock”). The authorized number of shares of Series B Preferred Stock shall be Fifty Thousand (50,000) shares. Each share of Series B Preferred Stock is identical in all respects to every other share of Series B Preferred Stock.

(b) Standard Provisions. The Standard Provisions contained in Annex B attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Restated Certificate of Incorporation to the same extent as if such provisions had been set forth in full herein.

(c) Inapplicability of Certain Provisions. Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, Article III(C)(c) shall not apply to this Article III(D) (including the Standard Provisions in Annex B hereto).

[Annex B follows]

2

ANNEX B

STANDARD PROVISIONS

1. Definitions.

(a) “Affiliate” has the meaning set forth in 12 C.F.R. § 225.2(a) or any successor provision.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) “Business Day” means any day, other than a Saturday or a Sunday, on which banks in New Jersey are open for the general transaction of business.

(d) “Certificate” means a certificate representing one (1) or more shares of Series B Preferred Stock.

(e) “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and in effect from time and time.

(f) “Change in Control” means, with respect to the Corporation, the first occurrence of any one of the following events:

(i)

any person acquiring “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of the equity securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s equity securities;

(ii)

the date a definitive agreement is executed on behalf of the Corporation which would result in any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Corporation (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were holders of the equity securities of the Corporation immediately prior to such Corporate Event would not hold, directly or indirectly, a majority of the voting power as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Corporation immediately prior to such Corporate Event;

(iii)	the shareholders of the Corporation approve a plan of liquidation or dissolution of the Corporation or a sale of all or substantially all of the Corporation’s assets; or

(iv)	the occurrence of any other event which the Board of Directors of the Corporation declares to be a Change in Control.

(g) “Commission” means the United States Securities and Exchange Commission.

(h) “Common Stock” means the common stock, no par value per share, of the Company.

(i) “Corporation” means Peapack-Gladstone Financial Corporation, a New Jersey corporation.

(j) “Conversion Rate” means the Liquidation Preference divided by $38.00, resulting in 26.3157 shares of Common Stock of the Corporation.

(k) “Conversion Time” has the meaning provided in Section 6(c).

(l) “Depository Company” has the meaning provided in Section 9(d).

(m) “Dividend Payment Date” has the meaning set forth in Section 4(b).

(n) “Dividend Period” has the meaning set forth in Section 4(d).

(o) “DTC” means The Depository Trust Company.

(p) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(q) “Federal Reserve” means the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) and its delegees.

(r) “Investment Company Event” means the good faith determination by the Corporation that that there is a more than an insubstantial risk that the Corporation is or, within one hundred twenty (120) days after such good faith determination by the Corporation will be, required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(s) “Junior Stock” has the meaning set forth in Section 3.

(t) “Liquidation” has the meaning set forth in Section 3.

(u) “Liquidation Preference” means, as to Series B Preferred Stock, $1,000.00 per share.

(v) “Original Issue Date” shall mean, with respect to any share of Series B Preferred Stock, the date on which such share of Series B Preferred Stock was originally issued.

(w) “Parity Stock” has the meaning set forth in Section 3.

(x) “Peapack Private Bank & Trust” means the wholly-owned banking subsidiary of the Corporation.

(y) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(z) “Preferred Stock” means the preferred stock of the Corporation, no par value per share.

(aa) “Redemption Date” has the meaning set forth in Section 9(c).

(bb) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series B Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series B Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series B Preferred Stock then outstanding as “Additional Tier 1 Capital” for purposes of the capital adequacy guidelines of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines or regulations of the Federal Reserve or the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Series B Preferred Stock is outstanding.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Series A Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share, of the Corporation.

(ee) [Reserved]

(ff) “Total Equity” has the meaning set forth in 12 C.F.R. §225.34 or any successor provision.

(gg) “Transfer Agent” means Computershare Inc., as the transfer agent and registrar for the Series B Preferred Stock, and its successors and assigns, including any successor transfer agent and registrar appointed by the Corporation. The Corporation may at its sole discretion appoint itself or an Affiliate as the Transfer Agent.

(hh) “U.S. GAAP” means U.S. generally accepted accounting principles.

(ii) “Voting Security(ies)” has the meaning set forth in 12 C.F.R. § 225.2(q) or any successor provision.

2. [Reserved]

3. Ranking. The Series B Preferred Stock will rank, with respect to rights upon liquidation, dissolution, or winding-up of the affairs of the Corporation, whether voluntary or involuntary (“Liquidation”), and the payment of dividends or distributions, whether payable in cash, securities, options or other property, (a) pari passu with the shares of Series B Preferred Stock and each other class or series of capital stock which the Corporation has issued or may issue in the future, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation (the “Parity Stock”), and (b) senior to the Common Stock, the Series A Preferred Stock, and each other class or series of capital stock which the Corporation has issued or may issue in the future, the terms of which do not expressly provide that it ranks on parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation (the “Junior Stock”). The Series A Preferred Stock is Junior Stock as to dividend rights and rights upon Liquidation of the Corporation. Not in limitation of anything contained herein, and for purposes of clarity, the Series B Preferred Stock is subordinated to the general creditors and subordinated debt holders of the Corporation, and the depositors of Peapack Private Bank & Trust, in any receivership, insolvency, liquidation or similar proceeding.

4. Dividends.

(a) Holders of Series B Preferred Stock will be entitled to receive, only when, as, and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on each Dividend Payment Date (as defined below), out of funds legally available for the payment of dividends thereof (whether net income or retained earnings), non-cumulative cash dividends at the rate per annum equal to 6.00% of the amount of the Liquidation Preference of the Series B Preferred Stock outstanding for each Dividend Period from the Original Issue Date of the Series B Preferred Stock until any earlier Redemption Date. In the event the Corporation issues additional shares of the Series B Preferred Stock after the Original Issue Date, dividends on such shares may accrue from the Original Issue Date or any other date specified by the Board of Directors or a duly authorized committee of the Board of Directors at the time such additional shares are issued.

(b) If declared by the Board of Directors or a duly authorized committee of the Board of Directors, dividends will be payable on the Series B Preferred Stock quarterly in arrears on February 5, May 5, August 5 and November 5 of each year, beginning on May 5, 2026 (each such day a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a day that is not a Business Day, then payment of any dividend payable on such date will be made on the next succeeding Business Day (without interest or other payment in respect of such delay).

(c) Dividends will be payable to holders of record of Series B Preferred Stock as they appear on the Corporation’s or its Transfer Agent’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than 30 calendar days before the applicable Dividend Payment Date, as such record date shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d) A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier Redemption Date, except that the initial Dividend Period will commence on March 26, 2026 and continue to, but excluding, the next Dividend Payment Date. Dividends payable on Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock will cease to accrue on the Redemption Date, if any, with respect to the Series B Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series B Preferred Stock called for redemption.

(e) Dividends on the Series B Preferred Stock will not be cumulative. If the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend, in full or otherwise, on the Series B Preferred Stock in respect of a Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series B Preferred Stock will have no right to receive) dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend for any future Dividend Period with respect to the Series B Preferred Stock, Series A Preferred Stock, the Common Stock, or any other class or series of the Corporation’s equity. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f) Notwithstanding any other provision hereof, dividends on the Series B Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Federal Reserve (or the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), or which would disqualify the Series B Preferred Stock as “Additional Tier 1 Capital.”

(g) So long as any share of Series B Preferred Stock remains outstanding:

1. no dividend or distribution shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Junior Stock, other than (i) a dividend payable solely in Junior Stock, (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan, or (iii) a dividend payable on the Common Stock, except that no dividend or distribution shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on the Common Stock unless full dividends on all outstanding shares of the Series B Preferred Stock for the then most recently completed Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment);

2. no shares of Junior Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of the Junior Stock for or into other Junior Stock, (ii) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (iv) purchases, redemptions, or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, including the redemption of shares to satisfy any applicable tax withholding requirement in connection with the vesting of outstanding equity awards, (v) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to or during the most recent preceding Dividend Period for which the full dividends for the then most recently completed Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; unless, in each case, the full dividends for the then most recently completed Dividend Period on all outstanding shares of the Series B Preferred Stock have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment); and

3. no shares of Parity Stock shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, if any, (ii) as a result of a reclassification of Parity Stock for or into other Parity Stock, (iii) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock or Junior Stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock, (v) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to or during the most recent preceding Dividend Period for which the full dividends for the then most recently completed Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; unless, in each case, the full dividends for the then most recently completed Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(h) Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any Dividend Payment Date upon the shares of Series B Preferred Stock, or on the respective dividend payment dates upon the shares of any Parity Stock, all dividends declared upon shares of Series B Preferred Stock and any Parity Stock for such dividend payment date or Dividend Payment Date, as applicable, shall be declared on a pro rata basis in proportion to the respective aggregate amounts of current and unpaid dividends for the Series B Preferred Stock and all Parity Stock due on such dividend payment date and Dividend Payment Date, as applicable. For purposes of calculating the proportional allocation of partial dividend payments, the Corporation shall allocate dividend payments based on the ratio between the then-current dividends due on the shares of the Series B Preferred Stock and (i) in the case of any series of Parity Stock that is non-cumulative Preferred Stock, the aggregate of the current and unpaid dividends due on such series of Preferred Stock, and (ii) in the case of any series of Parity Stock that is cumulative Preferred Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Preferred Stock. No interest will be payable in respect of any declared but unpaid dividend payment on shares of Series B Preferred Stock that is paid after the relevant Dividend Payment Date for such Dividend Period. If the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation determines not to pay any dividend or a full dividend on the Series B Preferred Stock on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice (which may be in the form of a press release or other public announcement) to the holders of the Series B Preferred Stock prior to such date.

(i) To the extent a dividend period with respect to any Parity Stock coincides with more than one Dividend Period, for purposes of the immediately preceding paragraph (Section 4(h)) the Board of Directors or a duly authorized committee of the Board of Directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period, or shall treat such dividend period(s) with respect to any Parity Stock and Dividend Period(s) for purposes of the immediately preceding paragraph (Section 4(h)) in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Parity Stock and the Series B Preferred Stock. For the purposes of this paragraph and Section 4(h), the term “Dividend Period” as used with respect to any Parity Stock means such Dividend Periods as are provided for in the terms of such Parity Stock.

(j) Subject to the foregoing, dividends (payable in cash, stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on the Common Stock and any other Junior Stock or Parity Stock from time to time out of any assets legally available for such payment, and the holders of Series B Preferred Stock shall not be entitled to participate in any such dividend.

5. Liquidation.

(a) In the event of a Liquidation, holders of Series B Preferred Stock will be entitled to receive, for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof, legally available for distribution to the Corporation’s stockholders, a distribution in the amount of the Liquidation Preference, plus any dividends declared but unpaid on the Series B Preferred Stock, without regard to any undeclared dividends. Insofar as the dividends or Liquidation Preference payable are property other than cash, such dividends or Liquidation Preference shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; provided that such dividends or Liquidation Preference in property other than cash will be made only to the extent the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 24.9% of the total outstanding shares of any class of Voting Securities or 33.2% of the Total Equity of the Corporation or Peapack Private Bank & Trust after making such payment, and to the extent that such payment may trigger exceeding such aggregate ownership, the holder will be paid cash in lieu of such other property. The holders of Series B Preferred Stock shall not be entitled to any other amounts in the event of a Liquidation of the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation of the Corporation are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock, and the corresponding amounts payable on any Parity Stock, holders of Series B Preferred Stock and the holders of such Parity Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) For purposes of this Section 5, the merger, consolidation or share exchange of the Corporation with any other corporation or other entity, including a merger, consolidation or share exchange in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a Liquidation.

(d) After payment of the full amount of any Liquidation Preference, plus any dividends declared but unpaid on the Series B Preferred Stock, without regard to any undeclared dividends, holders of the Series B Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. Upon conversion of the Series B Preferred Stock to Common Stock of the Corporation as contemplated by Section 6, all rights or claims to the Liquidation Preference shall be terminated.

6. Conversion.

(a) General.

(i)

If not previously redeemed pursuant to Section 9, each share of Series B Preferred Stock shall be convertible at the option of the holder thereof, without the payment of additional consideration by the holder thereof, into shares of the Corporation’s Common Stock at the Conversion Rate (x) on any date occurring more than sixty (60) months immediately after the Original Issue Date, (y) in the event of a Change in Control under Section 1(f)(ii), whether before or after a date that is sixty (60) months immediately after the Original Issue Date, on or prior to the effective date of the Corporate Event, or (z) in the event of a Change in Control under Section 1(f)(i), (iii) or (iv), whether before or after a date that is sixty (60) months immediately after the Original Issue Date, on a date following the notice provided pursuant to Section 6(f) but immediately preceding the effective date of the Change in Control; provided that upon such conversion, the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 24.9% of the total outstanding shares of any class of Voting Securities or more than 33.2% of the Total Equity of the Corporation or Peapack Private Bank & Trust.

(ii)

All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(iii)

Notwithstanding anything herein to the contrary, no holder of Series B Preferred Stock shall be permitted to convert any shares of Series B Preferred Stock hereunder to the extent such conversion would cause the holder to exceed in the aggregate 24.9% or more of the total outstanding shares of any class of Voting Securities or more than 33.2% of the Total Equity of the Corporation or Peapack Private Bank & Trust.

(b) Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 9 or a Liquidation pursuant to Section 5, the conversion rights of the shares designated for redemption or upon Liquidation shall terminate at the close of business on the last full day preceding the date fixed for redemption or Liquidation, as applicable, unless the redemption price or Liquidation Preference is not fully paid, in which case the conversion rights for such shares shall continue until such price is paid in full.

(c) Notice of Conversion. In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Voting Common Stock, such holder shall (a) provide written notice to the Corporation, which notice shall be no later than thirty (30) calendar days after receiving notice from the Corporation under Section 6(f), as applicable, that such holder elects to convert all or any number of such holder’s shares of Series B Preferred Stock and, if applicable, any event on which such conversion is contingent and (b) if such holder’s shares are certificated, surrender the Certificate or Certificates for such shares of Series B Preferred Stock, at the principal office of the Corporation. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Voting Common Stock to be issued. If required by the Corporation, any Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Corporation of such notice and, as applicable, the surrender of any Certificates representing such Series B Preferred Stock or confirmation from the Corporation’s Transfer Agent of the number of shares of Series B Preferred Stock held by the holder in book-entry form with the Transfer Agent or through DTC, shall be the time of conversion (the “Conversion Time”), and the shares of Voting Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, (x) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a Certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered Certificate that were not converted into Common Stock, or (y) if the shares of Series B Preferred Stock are held book-entry with the Corporation’s Transfer Agent or through DTC, book-entry confirmation with the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and the number (if any) of the shares of Series B Preferred Stock that were not converted into Common Stock and that remain outstanding, and (ii) pay all declared but unpaid Dividends on the shares of Series B Preferred Stock converted.

(d) Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series B Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. Upon any conversion, all fractional share interests to which a holder may be entitled shall be aggregated into whole shares of Common Stock with cash in an amount equal to the resulting fractional share of Common Stock multiplied by the $38.00 being paid in lieu of any fractional share of Common Stock that may remain after such aggregation.

(f) Notice of Change in Control.

(i)

In the event of a Change in Control under Section 1(f)(i) or (iii), the Corporation will give notice to the record holders of the Series B Preferred Stock of such Change in Control as soon as practicable after the Corporation’s Board of Directors have taken such action under Section 1(g)(iii) or the Corporation has actual notice of any event described in Section 1(g)(i).

(ii)

In the event of a Change in Control under Section 1(g)(ii), the Corporation will give notice to the record holders of the Series B Preferred Stock as soon as practicable but no later than two (2) Business Days immediately subsequent to the date of such Change in Control.

7. Adjustments.

(a) Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a dividend in Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the conversion rights of each share of Series B Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased to the extent necessary and appropriate to preserve the relative rights of the holders of the Series B Preferred Stock.

(b) Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 7(a) above), the Conversion Rate then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Series B Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Series B Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible (without regard to any limitations on conversion of the Series B Preferred Stock) immediately before that transaction.

8. Reorganization, Merger, Consolidation, Share Exchange or Other Similar Transaction. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 7) or a merger, consolidation, share exchange, or any other similar transaction, as a part of such reorganization, merger, consolidation, share exchange, or other similar transaction, provision will be made so that the holders of the Series B Preferred Stock will thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such reorganization, merger, consolidation, share exchange, or other similar transaction, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation, share exchange, or other similar transaction (without regard to any limitations on conversion of the Series B Preferred Stock).

9. Redemption.

(a) The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series B Preferred Stock is not redeemable prior to the fifth (5th) anniversary of the Original Issue Date. On and after that date, Series B Preferred Stock will be redeemable solely at the option of the Corporation, in whole or in part, from time to time, upon notice as provided in Section 9(c), at a redemption price equal to the Liquidation Preference, plus any dividends declared but unpaid on the Series B Preferred Stock, without regard to any undeclared dividends, on any Dividend Payment Date. Holders will have no right to require the redemption or repurchase of Series B Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event or Investment Company Event, the Corporation, at its option, may redeem, all (but not less than all) of the shares of the Series B Preferred Stock at the time outstanding, at a redemption price equal to the Liquidation Preference, plus any dividends declared but unpaid on the Series B Preferred Stock, without regard to any undeclared dividends on any Dividend Payment Date, upon notice given as provided in Section 9(c).

(b) Any redemption or repurchase of Series B Preferred Stock is subject to receipt of any necessary regulatory approval, including prior approval of the Federal Reserve, and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve applicable to redemption of the Series B Preferred Stock.

(c) If shares of Series B Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series B Preferred Stock to be redeemed, mailed not less than 10 days nor more than 60 days prior to the date fixed by the Corporation for redemption (the “Redemption Date”) (provided that, if the shares of Series B Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the Redemption Date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by a holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price as provided in Section 9(a); (iv) if the shares of Series B Preferred Stock are issued in certificate form, the place or places where the Certificates representing shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. Any notice of redemption, once given, shall be irrevocable.

(d) If notice of redemption has been duly given and if on or before the Redemption Date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, for the benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depository Company”) for the benefit of the holders of the shares called for redemption, then, notwithstanding that any Certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date all shares so called for redemption shall cease to be outstanding, all dividend rights with respect to such shares will cease on the Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the fund set aside by the Corporation or from the Depository Company where the funds have been deposited at any time after the Redemption Date from such funds, without interest. The Corporation shall be entitled to receive, from time to time, from the Depository Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three (3) years from the Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(e) In case of any redemption of only part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata.

(f) Subject to the provisions of this Section 9, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed.

(g) Holders of Series B Preferred Stock have no rights to require the Corporation’s redemption or repurchase of any shares of Series B Preferred Stock, and such holder should not expect the Corporation to redeem shares of Series B Preferred Stock.

10. Voting Rights. The holders of Series B Preferred Stock will not have any voting rights, except as may otherwise from time to time be required by law or as expressly provided in Section 11. If the holders of Series B Preferred Stock shall be entitled by law to vote as a single class with the holders of outstanding shares of Voting Common Stock, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (by vote or written consent), each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Voting Common Stock into which such share is convertible at the record date for such vote pursuant to Section 6.

11. Protective Provisions. In addition to any voting rights specifically required by applicable law, so long as any shares of Series B Preferred Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation, share exchange or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock:

(a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series B Preferred Stock so as to affect them adversely (including the issuance of any new class or series of capital stock ranking pari passu with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation),

(b) decrease the authorized number of shares of Series B Preferred Stock to below the number of shares then outstanding, or

(c) enter into any agreement that provides for a merger, consolidation, or share exchange, or engage in any other similar transaction (including the sale, lease or exchange of all or substantially all of the assets of the Corporation), unless (i) the Series B Preferred Stock remains outstanding, or (ii) the Series B Preferred Stock is changed in such transaction into a class or series of preferred stock or similar security of the surviving corporation such that the surviving corporation could effect the change without requiring a vote of the holders of Series B Preferred Stock if such change were effected by amendment of the Certificate of Incorporation, or (iii) the holders of the Series B Preferred Stock are entitled to receive, as consideration for the extinguishment or exchange of their shares of Series B Preferred Stock in such transaction, the same consideration that such holders would have received in such transaction if their Series B Preferred Stock were converted into Common Stock at the then-current Conversion Rate immediately prior to such transaction; provided, that the holders of the Series B Preferred Stock may elect to convert such shares of Series B Preferred Stock to Common Stock pursuant to Section 6 if such transaction constitutes a Change in Control.

12. Notices. All notices required or permitted to be given by the Corporation to the record holders of the Series B Preferred Stock shall be in writing, addressed to the most recent addresses for such record holders of the Series B Preferred Stock as they shall appear upon the books of the Corporation or the Corporation’s Transfer Agent, and delivered by a U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested); provided, however, other than with respect to any notice required by Section 6(f), that failure to duly give such notice as provided herein, or any defect in such notice, to the record holders of any shares of Series B Preferred Stock, shall not affect the validity of the proceedings of any other shares of Series B Preferred Stock, or any other matter required to be presented for the approval of the holders of the Series B Preferred Stock. Such notice shall be deemed given and effective on the Business Day following delivery to such courier service.

13. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series B Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

14. Term. The Series B Preferred Stock shall have a perpetual term unless converted in accordance with Section 6 or redeemed in accordance with Section 9.

15. No Preemptive Rights. The holders of Series B Preferred Stock are not entitled to any preemptive, preferential or other right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation.

16. Certificates and Replacement Certificates.

(a) The shares of Series B Preferred Stock have not been registered under the Securities Act, or any applicable state securities laws, or any other applicable securities laws.

(b) Unless registered under the Securities Act, any sale, transfer, pledge, hypothecation or other disposition of the shares of Series B Preferred Stock are restricted. Except as specified below, each Certificate will bear the following legend:

THE TRANSFERABILITY OF THE SHARES OF SERIES B PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF THE CERTIFICATE OF AMENDMENT OF SERIES B PREFERRED STOCK OF PEAPACK-GLADSTONE FINANCIAL CORPORATION, AND ANY TRANSFER OF SUCH SHARES OF SERIES B PREFERRED STOCK IN VIOLATION OF SUCH RESTRICTIONS IS VOID.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER SAID SECURITIES ACT OR (ii) DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED FOR RESALE OF THESE SHARES.

Notwithstanding the foregoing, such Certificates and any certificates evidencing underlying shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall not contain any legend (including the legend set above): (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) if such securities are eligible for sale under Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Corporation shall cause its counsel to issue a legal opinion to its Transfer Agent or the Purchaser promptly if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a holder, respectively.

(c) In the event that any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, an agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of such loss, theft or destruction of such Certificate, and if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any such claim that may be made against it with respect to such Certificate, the Corporation will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

(d) The Corporation may, at its option, issue shares of Series B Preferred Stock without certificates.

17. Other Rights. The shares of Series B Preferred Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

18. General Provisions. In addition to the above provisions with respect to the Series B Preferred Stock, such Series B Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation’s Certificate of Incorporation with respect to Preferred Stock generally.

19. Matters and Facts. The undersigned officer acknowledges the foregoing Certificate of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

20. Effectiveness. This Certificate of Amendment shall be effective on March 26, 2026.

[Signature Page Follows]

IN WITNESS WHEREOF, PEAPACK-GLADSTONE FINANCIAL CORPORATION has caused this Certificate of Amendment to be signed in its name and on its behalf by its Chief Financial Officer this 23rd day of March, 2026.

PEAPACK-GLADSTONE FINANCIAL
CORPORATION

By:	/s/ Frank A. Cavallaro
Name: Frank A. Cavallaro
Title: Senior Executive Vice President and Chief Financial Officer